Exhibit 99.1
Chord Energy Announces Strategic Acquisition of Williston Basin Assets
Houston, Texas — May 22, 2023 — Chord Energy Corporation (NASDAQ: CHRD) (“Chord”, “Chord Energy” or the “Company”) today announced that a wholly owned subsidiary of Chord has entered into a definitive agreement to acquire assets in the Williston Basin from XTO Energy Inc. and affiliates (collectively, “XTO”), subsidiaries of Exxon Mobil Corporation, for total cash consideration of $375MM, subject to customary purchase price adjustments. The consideration is expected to be funded with cash on hand, which was $592MM as of March 31, 2023.
Acquiring core acreage in Williston Basin:
•~62,000 net acres (~77% undeveloped, 82% average 8/8ths net revenue interest) within and adjacent to near-term development program;
•123 estimated net 10,000 foot equivalent locations (~77 operated), including interest in Chord operated wells and new largely undeveloped DSUs (average operated working interest of ~65%). Also includes royalty interests in certain DSUs;
•Current high-margin production of over 6 MBoepd (~62% oil) with a low base decline rate of approximately 23%1;
•Position allows Chord to convert 6 pre-acquisition 2-mile DSUs to 3-mile DSUs;
•Acreage is 100% held by production;
•High-return inventory additions expected to extend Chord’s overall inventory life and lower weighted average break-evens of portfolio;
•Expect to be accretive to cash flow, free cash flow2 and return metrics in both the near and long-term;
•Expect to continue to return 75%+ of free cash flow2, resulting in accretion to return of capital to shareholders.
(1) Chord estimate based on March 2023 public data converted to three-stream.
(2) Free cash flow is a non-GAAP financial measure. For a reconciliation to the most directly comparable financial measures under United States generally accepted accounting principles (“GAAP”), please visit the Investors—Documents & Disclosures—Non-GAAP Reconciliation page on the Company’s website at https://ir.chordenergy.com/non-gaap.
“The acquired assets are an excellent strategic and operational fit to Chord’s premier Williston Basin acreage position,” said Danny Brown, Chord’s President and Chief Executive Officer. “These low-cost, tier-one assets are highly competitive with our existing portfolio and further extend our inventory runway. Consolidation in the core of the basin supports longer laterals, higher capital and operating efficiencies, strong financial returns and sustainable free cash flow generation. The transaction creates significant accretion for shareholders across all metrics, while maintaining pro forma leverage below our target. I'm thankful for the hard work of all those involved in this transaction and look forward to Chord operating this asset in a manner consistent with our values: maintaining our commitment to our communities and the environment while operating in a safe and sustainable manner.”
The effective date of the acquisition is April 1, 2023 and the closing is expected to occur at the end of June 2023, subject to customary closing conditions. Guidance provided on May 3, 2023 is expected to be updated with 2Q23 earnings which the Company expects to announce in August 2023.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Chord expects, believes or anticipates will or may occur in the future, including any statements regarding the benefits and synergies of the acquisition of certain assets in the Williston Basin from XTO, future opportunities for Chord, future financial performance and condition, guidance and statements regarding Chord’s expectations, beliefs, plans, objectives, assumptions or future events or performance are forward-looking statements. The words “anticipate,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “likely,” “plan,” “positioned,” “strategy” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements include statements regarding Chord’s plans and expectations with respect to the acquisition of assets from XTO and the anticipated benefits and synergies of such acquisition, including the anticipated impact on Chord’s results of operations, financial position, growth opportunities and competitive position.
These statements are based on certain assumptions made by Chord based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chord, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, the ultimate results of integrating Chord’s operations, the effects of the acquisition on Chord, including Chord’s future financial condition, results of operations, strategy and plans, the ability of Chord to realize the anticipated benefits or synergies of the acquisition in the timeframe expected or at all, litigation relating to the acquisition, changes in crude oil, NGL and natural gas prices, the actions of the Organization of Petroleum Exporting Countries with respect to crude oil production levels, war and political instability in Ukraine, inflation rates and the impact of associated monetary policy responses, including increased interest rates, developments in the global economy, the impact of pandemics such as COVID-19 and the recent bank failures in early 2023, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as Chord’s ability to access them, the proximity to and capacity of transportation facilities, the availability of midstream service providers, uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Chord’s business and other important factors that could cause actual results to differ materially from those projected as described in Chord’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”).
Any forward-looking statement speaks only as of the date on which such statement is made and Chord undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements. Additional information concerning other risk factors is also contained in Chord’s most recently filed Annual Report on Form 10-K, for the year ended December 31, 2022, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings.
About Chord Energy
Chord Energy Corporation is an independent exploration and production company with quality and sustainable long-lived assets in the Williston Basin. Our mission is to responsibly produce hydrocarbons while exercising capital discipline, operating efficiently, improving continuously and providing a rewarding environment for our employees. We aim to enhance return of capital and generate strong free cash flow, while being responsible stewards of the communities and environment where we operate. For more information, please visit the Company’s website at www.chordenergy.com.